Inuvo, Inc.
Third Quarter 2017 Conference Call
Nov 1, 2017

Operator Comments:

Good day and welcome to the Inuvo, Inc. 2017 Third Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo third quarter 2017 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe (CEO) Comments:

Thank you Valter, and thanks everyone for joining us today. We had a great quarter with $20.3 million dollars of Revenue, a 16% year-over-year growth rate and positive Adjusted EBITDA of $253 thousand dollars.

We are expecting a similar year-over-year growth rate in the fourth quarter, a difficult quarter to predict because of the seasonal volatility associated with our Demand partners. With a strong economy, which we have, we could see stronger holiday demand than we are currently forecasting. This Q3 to Q4 volatility has resulted in Quarter over Quarter growth rates within the 10-20% range. The current forecast has us at roughly 13%.

The implication here is that our current expectation is that fourth quarter Revenue will be roughly $23M and full year Revenue will be approximately $79M.

Improving margins was a component of the plan associated with the February acquisition. Since we hadn’t yet operated the new business when we first shared our expectations for the year, we did so assuming we’d for the most part keep the core INUVO status quo into 2017 and supplement that with an expectation for the acquired business.

In the first month of operating the new business line, we had anticipated approximately $1.25M of monthly Revenue at about 30% Gross Margin. We were surprised when it only delivered $828 thousand dollars of Revenue but very pleased that the margins were in line with expectations.

So, the new business Revenue started off slow but the margins were in line with expectations. We rationalized that synergies and focus would ultimately allow us to get the growth engine back on track throughout 2017.

Thus, we made a conscious decision to scale back some lower margin parts of the core business, making the call to focus attention and resources at a business line that could scale and deliver more operating cash and was aligned well with our other advertising technology assets.

Between February and September, this acquired business line has now grown 100%. It delivered just shy of $1.7M in Revenue in September, the single largest Revenue month in the history of that business line.

Coincidently, Q3 was also the highest Revenue quarter in the history of the business line and we are forecasting to break that record in Q4. At these numbers this business line now has an annualized run rate well above the $15M we disclosed as our original expectation.

The integration of this business and the focus on growth with margin are strategies that have been executed exceptionally well and while it has come at the expense of growth in the core business, it has more than made up for that trade by delivering more margin while still positioning for what we expect will be a double-digit 2017 year that will then set INUVO up to have another potentially even stronger year in 2018.

While on a gross margin basis, it might appear that we have sacrificed margin dollars this year, Company Gross Margins declined roughly 6% percentage points quarter-over-quarter, the actual margin dollars impact is in fact quite the opposite.

When we adjust gross margin for marketing expenses, the effective margin of the overall business has improved year-over-year in Q3 by a very healthy 24%, the outcome we had planned for when we executed on the strategy.

I’ll be speaking more about the technology of this business line and its importance to our overall Company strategy shortly.

We also continued our growth in mobile within the quarter. As of the end of September, INUVO’s Revenue from mobile was at an all-time high of 66% of overall Revenue. As the mobile marketplace for Ad’s continues its growth, we are starting to see a rise in the money we receive for each 1000 ads delivered within mobile in various high demand verticals. With the growing market for mobile ads, this is a good sign we are positioned well for the future.

We added new Demand “advertisers” and Supply “Publishers” in the quarter and we are growing our sales teams in both areas having already made a few new hires in Q3. We expect to continue hiring sales people in Q4 as we gear up for the increased Demand we anticipate occurring in 2018.

Before I turn the call over to Wally, I’d like to talk briefly about a key differentiator that INUVO possess. It’s not something we have explicitly highlighted on these calls but it is absolutely a cornerstone to our growth and strategy.

The technology sector is awash right now with companies suggesting they possess some form of machine learning and/or artificial intelligence. Our review of our marketplace suggests that in most cases other than the very largest competitors, the suggestions are more aspirational than they are in-market.

This is not the case for INUVO. We do in fact have an incredible set of AI based technologies and I wanted to highlight them here today so you can understand the value of this business we’ve built and the applicability of these technologies to our future success.

In our business, what most companies are trying to do is put themselves in a position where, through technology, they can sell an Advertiser on their ability to build a highly targeted Audience for their product and/or service.

To be able to do this effectively means you need to have developed a source of information that gives you some insight about the consumer’s intent, both current and past. You then supplement that information with demographics.

This has always been the cornerstone of direct to consumer advertising. In the past, we’d have called this source of information a Prospect Database. Several online companies have been built and sold at attractive multiples to buyers who wanted exclusive access to this kind of Data for use online.

Now, unlike many of our competitors, INUVO has in fact developed both a proprietary Knowledge Database and the means to serve Ads against a virtually limitless set of consumer characteristics from that Database, online and across device types. Further, and this is an important distinction, we can do it both for Business to Business clients and Business to Consumer clients.

For example, at a top 5 technology company client, we find enterprise buyers of cloud services. We grew that client over 40% quarter over quarter. For a top 5 Auto Manufacturer, we find consumers interested in Test Drives. We grew that client over 20% quarter over quarter.

We can do this kind of targeting because the machine learning technology we exclusively own has allowed us to develop and now continuously update, a rich set of consumer Intent information that can subsequently be mined for the serving of Ads online. We call this capability the IntentKey.

Determining an individual’s Intent online is an exceptionally difficult problem to solve. Imagine you are reading a website that happens to have themes related to Bass Guitar and Jazz Music.

How do you know whether this website and the consumer on it were attracted to this content because they are interested in playing a Bass Guitar, or rather interested in the Bass sound as the percussion within Jazz music, two very different concepts?

Even harder to figure out, how would you know that it had absolutely nothing to do with either of those concepts because the key Intent wasn’t Bass as in guitar or music, it was BASS as in BASS FISHING because the content itself was about enjoying music while on a BASS FISHING experience.

Humans can figure these things out because we can instantly scan a page and immediately process the words on that page to determine the actual intent. We can quickly, for this example, see that this content is actually about a BASS FISHING experience where Bass music and a Bass guitar were a part of the writer’s encounter.

We can do this because our Brain has developed its own algorithms to help it understand the co-occurrence of things. In this example, seeing Bass and Guitar and Fishing immediately tells our brains that this is about FISHING Not Guitars or Music and Bass isn’t Base its BASS.

So, how did our brain learn this trick? The answer, through lots and lots of example content in books, websites, TV, teaching, etc. We learned it.

This is exactly how INUVO has developed and continues to update its proprietary IntentKey. The IntentKey is the brain in this analogy. We use the Internet as our source of knowledge.

The IntentKey was first built by crawling more than 4 billion webpages and analyzing over 1-trillion co-occurrences of important words and concepts. This is a machine learning how to understand that when you see the words Bass and Guitar and Fishing millions of times, that the probability is more likely that it’s about BASS FISHING not Base Guitar.

Today, we have our IntentKey Brain and it works shockingly well. We can throw ANY webpage at this Brain and get back and store EXACTLY what the Intent of the consumer is who is visiting that page.

Through other AI techniques we’ve developed, we can also assign various demographic information to each record. We know for example that if the Intent of a page is GOLF, then the consumer visiting that page is also likely a Male, probably over 55, probably college educated with income above $100 thousand per year.

Every user encounter on every webpage is stored for future use and learning and ultimately so we can align our Advertisers with the Exact Audience they are trying to target.

Beyond these capabilities, a byproduct benefit for Advertisers of this technology is its ability to protect the BRAND. BRAND safety has become an important differentiator online as Advertisers struggle to control the ultimate location where their Ads are shown.

Because the IntentKey knows exactly what the Intent of a page is, it can for example easily differentiate between a page of content written for Adults and Adult Oriented Content.

The technology is powerful; it works and it has scale. We currently have more than 500 million user records in our knowledge database and we update that information 150 million times per day across devices. This represents 90% of the entirety of online users across both the United States and Canada. We’ve yet to scratch the surface on all the related uses for this capability within our markets.

Moving back now to the business of Q3, we experienced a dramatic rise in the number of pages where we had the opportunity to make some money, growing from 5 billion in Q2 to 6.8 billion in Q3 giving us roughly a $3 RPM for the Quarter. We expect an even larger number of page views in Q4.

As we have explained in the past, a quarter-over-quarter decline in RPM’s does not necessarily mean our margins are going down. Generally, we can make as much margin on $3 dollars as we can say on $5, it just takes more $3 dollar transactions to drive an equivalent amount of Revenue. The increased page views are a good indication of market penetration.

We also continued to reduce customer concentration risk. Revenue from our two largest media partners as a percentage of overall Revenue declined by 28% year-over-year.

I’d now like to turn the call over to Wally for a more detailed commentary on our financial performance.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. We reported today the results of our third quarter.

Inuvo reported revenue of $20.3 million for the quarter that ended September 30, 2017; a 16.2% increase from the $17.5 million reported in the same quarter last year. For the first nine months of 2017, net revenue is $55.8 million or 7.6% ahead of last year.

EBITDA, adjusted for stock based compensation expense, a non-GAAP financial measure, was $253 thousand in the quarter that ended September 30, 2017; compared to $420 thousand in the same quarter of the prior year.

On a GAAP basis, Inuvo reported a net loss from continuing operations of $986 thousand or 3-cent net loss per share in the quarter ended September 30, 2017 compared to the $435 thousand net loss or 2-cents net loss per share in the prior year. Non-Cash expenses totaled $1.1 million or $0.04 per share in the Quarter.

All Inuvo business lines increased year over year in the third quarter other than the Digital Publishing business, which as Rich talked about in his remarks is a business line where we have reduced revenue in the lower margin properties in lieu of scale and margin elsewhere. We believe longer term profitability and better shareholder value will accrue from this rebalancing.

The publishing business will remain an important component of Inuvo providing focused supply to advertisers and a laboratory to test and optimize ad tech innovation. However, most of the Digital Publishing business costs are in the operating expense section as opposed to cost of revenue, the implication of this focus means lower gross margins though better operating results.

The February acquisition and the rebalancing of revenue has reduced the company’s concentration risk. Where our 2 largest media partners represented nearly 99% of our revenue in the third quarter of last year, it is now down to 71% with other direct and indirect relationships having made up the difference.

The integration of the acquired business is virtually complete, having merged the teams, offices and IT resources. Overall, we incurred approximately $1 million of additional operating costs in 2017 associated with the acquisition and integration of NetSeer. As anticipated and suggested in February, the acquisition becomes accretive in the fourth quarter.

Operating expense is comprised of Marketing costs, Compensation and Selling, general & administration expense and was $11.6 million in the third quarter of 2017 compared to $12.8 million in the same quarter last year. For the first nine months of 2017, Operating Expenses were $34.5 million, down nearly 11.9% compared to last year, entirely due to lower marketing costs.

Marketing costs are the primary costs associated with creating an audience for our digital publishing operations. Marketing costs were $7.2 million in the third quarter of 2017, a $2.8 million decrease from the same quarter in 2016. As previously mentioned, the lower spend is management’s decision to curtail investments in lower margin properties and redirect resources and focus towards scalable higher margin business lines.

Compensation expense increased by $713 thousand to $2.4 million in the third quarter of 2017 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost. At September 30, 2017, we had 90 full- and part-time employees; a year earlier we had 70 full- and part-time employees. The increase in head count is primarily a function of the February 2017 acquisition. We expect compensation expense to increase due to hiring Sales and Customer Support personnel and developers.

S,G&A or Selling, general & administration expense was $2.0 million in the third quarter of 2017 compared to $1.2 million in the same quarter in the prior year. The higher expense this year is primarily due to the higher costs associated with operating the newly acquired business, which included higher IT costs by $374 thousand and higher depreciation & amortization expense by $248 thousand. In coming quarters, we expect S, G & A expense to decrease as the full impact of cost synergies from the acquisition are realized.

Net interest expense was $97 thousand in the third quarter of 2017, compared to $26 thousand in the third quarter of last year due to an outstanding balance on our revolver this year and to a 25 basis point higher rate. We expect higher interest expense for the remainder of the year. The interest rate averaged 5% during the third quarter.

Our balance sheet at September 30, 2017, had cash and cash equivalents of $2.9 million and a $5.0 million outstanding balance on our bank revolving credit line. The revolver has a total commitment of $10 million with availability dependent upon our accounts receivable. At September 30, 2017, we had additional credit availability under the line of $3.6 million.

During the third quarter, we leased approximately $516 thousand of IT equipment and software from Dell. The equipment was a necessary component of the cost synergies associated with the February acquisition and the additional lease cost associated with that equipment was many times offset by reductions in overall IT costs.

During the third quarter, we filed a shelf registration, S-3 to replace the prior expired filing. The company has maintained a shelf filing for many years and has no current plan to raise equity capital.

Also during the third quarter, the company purchased its own stock in the open market. In total, it purchased 45,900 shares at an average price of $.97.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks, Wally.

Once we closed the acquisition in February, we modified our Company strategy to accommodate accelerated growth and margin in the new business. This strategy included reducing revenue in lower margin areas of the Company to position the longer-term outlook for improved growth and margin overall.

We are very pleased with the performance to date in 2017 and particularly pleased with the post-acquisition performance improvements that are now delivering both scalability and improved margins leading into 2018.

We see tremendous opportunity for our machine learning technology, the IntentKey and have already seen improvements in our sales and account management organization since we hired a leader for that group in June.

If we deliver as expected in Q4, we will have achieved a 17% Compounded annual growth rate since we first provided guidance in 2014 when Revenue was $49.6M.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.